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                                                                    Exhibit 12.1

                          WESTERN WIRELESS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                                          SIX
                                                                                                                        MONTHS
                                                                                                                        ENDED
                                                                             YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                              ------------------------------------------------------   --------
                                                                1998       1999       2000       2001        2002        2003
                                                              --------   --------   --------   ---------   ---------   --------
Income (loss) from continuing operations before provision
       for income taxes and cumulative change in accounting
       principle                                              $(13,359)  $(48,121)  $ 65,406   $(143,564)  $ (92,050)  $ 29,999
Adjust for:
       Minority interests in net loss of consolidated
       subsidiaries                                               (479)    (1,610)    (2,058)    (18,967)     (8,408)    (4,043)
       Equity in net (income) loss of unconsolidated
         affiliates, net of tax                                  4,746     14,529       (658)      7,772      (4,219)      (645)
                                                              --------   --------   --------   ---------   ---------   --------
Income (loss) from continuing operations before provision
       for income taxes, cumulative change in accounting
       principles, minority interests in consolidated
       subsidiaries and income (loss) from equity investees     (9,092)   (35,202)    62,690    (154,759)   (104,677)    25,311

Add:
       Fixed Charges                                            92,227     99,993    152,229     163,353     158,791     76,068
       Amortisation of capitalized interest                         --         --         --         125         425        306
Deduct
       Interest capitalized                                         --         --         --      (1,500)     (2,100)      (150)
       Minority interest in pre-tax income of subsidiaries
         that have not incurred fixed charges                       --         --        488        (616)       (104)     4,810
                                                              --------   --------   --------   ---------   ---------   --------
          Earnings                                            $ 83,135   $ 64,791   $215,407   $   6,603   $  52,335   $106,345
                                                              ========   ========   ========   =========   =========   ========
       Fixed Charges:
        Interest and financing expense, net                   $ 92,227   $ 99,993   $152,229   $ 161,853   $ 156,691   $ 75,918
        Interest capitalized                                        --         --         --       1,500       2,100        150
                                                              --------   --------   --------   ---------   ---------   --------
          Fixed charges                                       $ 92,227   $ 99,993   $152,229   $ 163,353   $ 158,791   $ 76,068
                                                              ========   ========   ========   =========   =========   ========
       Ratio of earnings to fixed charges                         0.90       0.65       1.42        0.04        0.33       1.40
                                                              ========   ========   ========   =========   =========   ========
       Deficiency of earnings to cover fixed charges          $ (9,092)  $(35,202)  $     --   $(156,750)  $(106,456)  $     --
                                                              ========   ========   ========   =========   =========   ========
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